                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Georgia-Carolina Bancshares, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        GEORGIA-CAROLINA BANCSHARES, INC.
                              110 EAST HILL STREET
                             THOMSON, GEORGIA 30824

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 12, 1999


         The Annual Meeting of Shareholders of Georgia-Carolina Bancshares, Inc. (the "Company") will be held on Wednesday, May 12, 1999 at 4:30 p.m., at the main office of the Company, 110 East Hill Street, Thomson, Georgia 30824, for the following purposes:

         (1) To elect five directors to hold office until the 2002 Annual Meeting of Shareholders and until their successors are elected and qualified;

         (2) To elect one director to hold office until the 2000 Annual Meeting of Shareholders and until her successor is elected and qualified; and

         (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on April 12, 1999 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                    By Order of the Board of Directors,

                                    /s/ J. Harold Ward, Jr.

                                    J. Harold Ward, Jr.
                                    Secretary

Thomson, Georgia
April 26, 1999

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        GEORGIA-CAROLINA BANCSHARES, INC.
                              110 EAST HILL STREET
                             THOMSON, GEORGIA 30824


                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 12, 1999

                           --------------------------

                                 PROXY STATEMENT

                           --------------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Georgia-Carolina Bancshares, Inc. (the "Company") for the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 12, 1999, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 26, 1999. The address of the principal executive offices of the Company is 110 East Hill Street, Thomson, Georgia 30824.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Annual Meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted FOR the election of the nominees for director named herein and, on the other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

         The record of shareholders entitled to vote at the Annual Meeting was taken on April 12, 1999. On that date, the Company had outstanding and entitled to vote 931,750 shares of common stock, par value $.001 per share, with each share entitled to one vote.

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company, pursuant to the Company's Bylaws, has set the number of directors to serve for the next year at 17, six of whom are to be elected at the Annual Meeting. The Company's Articles of Incorporation provide for a classified board of directors, whereby approximately one-third of the members of the Company's Board of Directors are elected each year at the Company's Annual Meeting of Shareholders. Five Class II directors and one Class III directors are presently standing for election to the Board of Directors. The Class II directors will serve for a term of three years and until their successors are elected and qualified, and the Class III director will serve for a term of one year and until her successor is elected and qualified.

         In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than six nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of Company common stock is required for the election of the six nominees. George O. Hughes has been a director of the Company since the Company commenced operations in February 1997. Larry DeMeyers and Bennye Young have been directors since January 1999. All remaining nominees have been directors of the Company since December 1997 when they were appointed by the Board of Directors pursuant to an agreement (the "Agreement") whereby the Company agreed to register shares of its common stock for sale to the public (the "Offering") and to use the proceeds of such sale to expand the Company's wholly-owned subsidiary, First Bank of Georgia (the "Bank"), into Augusta and Columbia County, Georgia. Under Georgia law, the term of a director who has been appointed by a corporation's board of directors expires at the next shareholders' meeting at which directors are elected, even if directors serve staggered terms on a classified board, such as the Company's. Accordingly, as the Annual Meeting is the first shareholders' meeting at which directors will be elected since Mr. DeMeyer and Ms. Young were appointed, they are standing for election to serve for a term prescribed by the class to which they have been nominated. Management of the Company has no reason to believe that any nominee will not serve if elected.

         The following persons have been nominated by management for election to the Board of Directors as Class II directors, to succeed themselves for a term of three years and until their successors are elected and qualified:

         J. RANDAL HALL, age 40, is an attorney at law with the Augusta law firm of Hall & Mullins, P.C., which he founded in 1996. From 1985 to 1996, Mr. Hall served as Corporate Vice President and Legal Counsel of Bankers First Corporation in Augusta, Georgia. Mr. Hall is past President of the Augusta Lions Club, past Chairman of the Board of the Augusta Southern Nationals, Inc., serves as counsel for the Augusta-Richmond County Community Partnership for Children & Families, Inc. and is a member of the Augusta-Richmond County Planning Commission.

         GEORGE O. HUGHES, age 75, is Chairman of the Board of George O. Hughes Furniture Co., Inc., a retail furniture and appliance business that he founded in 1947.

         GEORGE H. INMAN, age 67, retired in May 1997 as Chairman of Club Car, Inc., a manufacturer of golf cars and utility vehicles in Augusta, Georgia. Mr. Inman had been employed by Club Car, Inc. since 1978. Mr. Inman is a graduate of the Georgia Institute of Technology. For a number of years he served on the Board of Directors of Junior Achievement of Augusta and the Board of Directors of the

Chamber of Commerce. Mr. Inman also served on the Board of Directors of Bankers First Savings Bank in Augusta for approximately nine years.

         JULIAN W. OSBON, age 59, is Chairman and Chief Executive Officer of Charter Management d/b/a Osbon & Associates, an Augusta consulting and management firm he founded in 1997. Prior to 1997, Mr. Osbon was Chairman and Chief Executive Officer of Osbon Medical Systems. Mr. Osbon is Chairman of the Board of Directors of the CSRA Community Foundation and First Vice President of Historic Augusta, Inc. He also serves as President Elect of Augusta Tomorrow, Inc. and on the Board of Directors of the Metro Augusta Chamber of Commerce, Main Street Augusta, the Augusta State University Foundation, and the East Georgia Easter Seals. In 1997, he received the Spirit of Georgia Award presented by the State of Georgia. He was also named Philanthropist of the Year in August in 1996 and Small Businessman of the Year in 1995 by the State of Georgia.

         LARRY DEMEYERS, age 52, served as President, Chief Operating Officer and as a director of Bankers First Corporation and its successor, SouthTrust Bank, prior to his resignation from these positions in November 1997. Mr. DeMeyers has been associated with Bankers First Corporation in various positions for over twenty years. Mr. DeMeyers is Past President and a member of the Augusta Kiwanis Club. He currently serves as Treasurer of the St. Joseph Hospital Foundation and as Secretary and a member of the Board of Governors of the Augusta Country Club. He is also an active member of Reid Memorial Presbyterian Church.

         The following person has been nominated by management for election to the Board of Directors as a Class III director, to succeed herself for a term of one year and until her successor is elected and qualified:

         BENNYE M. YOUNG, age 56, taught school in DeKalb, Richmond and McDuffie Counties from 1966 until 1980. Since that time, she has been a homemaker.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

         Each of the following persons is a member of the Board of Directors who is not standing for election to the Board of Directors this year and whose term will continue after the Annual Meeting of Shareholders.

         PATRICK G. BLANCHARD, age 55, was elected President and Chief Executive Officer of the Bank on February 13, 1999 and President and Chief Executive Officer of the Company on October 8, 1997. Prior to accepting his position with the Company, Mr. Blanchard served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks. Mr. Blanchard has also been employed in a number of senior banking positions including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988 and President of Georgia State Bank, Martinez, Georgia for 11 years until its merger with Georgia Railroad Bank & Trust Company in 1985. Mr. Blanchard is Past President of the Columbia County Chamber of Commerce and Past Chairman of the Board of the Metro Augusta Chamber of Commerce. He presently serves as Chairman of the Georgia Southern University Foundation and as President of Historic Augusta, Inc. He was named "1994 CEO of the Year" by the Augusta Business Journal and was named "1995 Sponsor of the Year" by the Credit Professionals International of Georgia. He was recently recognized by the International Fraternity of Delta Sigma Phi as one of its most outstanding alumnus on a national level.

         PHILLIP G. FARR, age 50, founded a local certified public accounting firm in 1975 in Thomson and has been the managing principal since that time. Prior to 1975, Mr. Farr worked in public accounting for both a regional and a national firm. Mr. Farr served as Chairman of the Bank Board from 1991 to 1995.

         SAMUEL A. FOWLER, JR., age 52 is currently a partner in the Thomson law firm of Fowler & Wills. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Fowler & Wills serves as the Bank's legal counsel.

         ARTHUR J. GAY, JR., age 52, is President and Chief Executive Officer of T and T Associates, Inc., a land development and consulting firm that he founded in 1996. From 1970-1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB in Augusta, Georgia. Mr. Gay is past Chairman and a past member of the Columbia County Planning and Zoning Commission, and a past Chairman of the Board of the Golden Harvest Food Bank. He is also a past board member of the Augusta State University Alumni Association and has been active with the United Way, the Georgia Heart Association and the Church of Christ of Augusta.

         JOSEPH D. GREENE, age 58, is a professor of Business Administration for the College of Business at Augusta State University in Augusta, Georgia. Before joining Augusta State University, Mr. Greene was employed by Pilgrim Health and Life Insurance Company, where he retired as Executive Vice President after 32 years of employment with the company. Mr. Greene is past Chairman of the Georgia Board of Regents. He currently serves on the Board of Directors of Cerulean Companies, Inc., a holding company for Blue Cross & Blue Shield of Georgia, Inc., the Greater Augusta Community Foundation, Southeastern Technology Center, the National Science Center's Fort Discovery and the University of Georgia Terry College of Business.

         HUGH L. HAMILTON, JR., age 45, has served as General and Operations Manager of Intertape Polymer Group, an Evans, Georgia manufacturing firm, since 1996. Mr. Hamilton previously served as President of Augusta Bag Co. Mr. Hamilton is an active member of the Rotary Club of Augusta. He serves on the Board of Directors of the Boys and Girls Club, the Episcopal Day School and the Tuttle-Newton Home. He is a past board member of the Georgia-Carolina Council of the Boys Scouts of America.

         WILLIAM G. HATCHER, age 73, is Chief Executive Officer and principal shareholder of MAU, Inc., a personnel services company he founded in Augusta, Georgia in 1973. In 1998, MAU won the 1998 Kennesaw State University "Medium-Sized Family Business of the Year Award" for being an outstanding family business with a superior performance record in the human resource and staffing field. Mr. Hatcher is a member of the Augusta Kiwanis Club and serves as a Trustee of Historic Augusta, Inc. He has also served on the Board of Directors for the Boys Club for 30 years and is a member of the Augusta Country Club.

         DAVID W. JOESBURY, SR., age 49, is President of Joesbury Insurance Agency, Inc. and, since 1971, has served in various capacities with that company. Mr. Joesbury currently serves as Chairman of the Company Board and previously served as interim President and Chief Executive Officer of the Bank.

         JOHN W. LEE, age 60, retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia. From 1986 to 1993, Mr. Lee served as President and Chief Operating Officer of GIW Industries, Inc. Mr. Lee currently serves as Chairman of the Bank Board. Mr. Lee previously served on the Boards of Directors of the Bank of Thomson and Allied Bankshares, Inc. Mr. Lee is a member of the Boards of Directors of University Hospital and the CSRA Community Foundation.

         JAMES L. LEMLEY, M.D., age 40, has practiced family medicine in Thomson, Georgia since 1988. Dr. Lemley is on the active medical staff at McDuffie County Hospital, serves on the courtesy staff at University Hospital in Augusta, Georgia and is an affiliate faculty member of the Medical College of Georgia's Schools of Nursing, Medicine and Allied Health.

         ROBERT N. WILSON, JR., age 47, has served as manager and broker of Wilson Finance Corp. d/b/a The Wilson Co. since 1982. In addition, Mr. Wilson currently owns Wilson Ventures, Inc., which engages in real estate speculation and manages residential rental properties as well as the company's real estate and insurance businesses. Mr. Wilson served as Chairman of the Bank Board from 1988 until 1991.

         In addition to the executive officers and directors listed above, the following persons are executive officers of the Company and the Bank:

         J. HAROLD WARD, JR., age 56, joined the Bank in April of 1995 as Senior Vice President and Chief Financial Officer. Mr. Ward also serves as Senior Vice President and Chief Financial Officer of the Company, a position he has held since the commencement of operations in February 1997. Prior to his employment with the Bank, from September, 1992 to April, 1995, Mr. Ward served as Senior Vice President and Chief Financial Officer of DeKalb State Bank, Tucker, Georgia and from March, 1987 to September, 1992, he served as Senior Vice President of First Gwinnett Bank, Norcross, Georgia. Mr. Ward has also served as Vice President and Senior Operations Officer of banks in Walton County and Tift County, as well as Assistant Operations Officer of First National Bank of Atlanta. Mr. Ward holds a BBA in Management from Georgia State University in Atlanta and has completed the Bank Administration Institute School of Banking at the University of Wisconsin.

         JOSEPH E. GORE, age 50, joined the Bank in April of 1997 as Executive Vice President and Senior Lending Officer and was named McDuffie County City President of the Bank on February 13, 1999. Mr. Gore also serves as Executive Vice President and Senior Lending Officer of the Company, a position he has held since joining the Bank. Prior to his employment with the Bank, from April, 1996 to April, 1997, Mr. Gore served as President and Chief Executive Officer of The Bank of Spalding County, Griffin, Georgia. From March, 1994 to April, 1996, he served as President and Chief Executive Officer of Pineland State Bank, Metter, Georgia. From September, 1987 to March, 1994, he served as Executive Vice President of The Bank of Spalding County, Griffin, Georgia. Mr. Gore has also served as Senior Lending Officer of banks in Houston and Coweta Counties and as an officer of two regional bank affiliates. Mr. Gore holds a Bachelor of Science in Industrial Management from the Georgia Institute of Technology in Atlanta and has graduated from the School of Banking of the South at Louisiana State University and from the National Graduate Compliance School at The University of Oklahoma.

         There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company held 11 meetings during the year ended December 31, 1998. Each director attended at least 75% of the aggregate number of meetings held by the Company's Board of Directors, with the exception of Hugh L. Hamilton, Jr. The Board of Directors of the Company has a standing audit committee which is currently comprised of Phillip G. Farr, Arthur J. Gay, Jr., Hugh L. Hamilton, Jr., George O. Hughes, George H. Inman, and James L. Lemley, M.D. The audit committee, which met two times during the Company's last fiscal year, is authorized to nominate the Company's independent auditors and to review and make recommendations to the Boards of Directors of the Bank and the Company with respect to their audit procedures and auditors' reports. The Company does not have a standing compensation committee. The function of this committee has been delegated to the Board of Directors of the Bank, which acts on such matters through its own standing compensation committee. The Company also does not have a directors nominating committee, as that responsibility is currently reserved to the Company's entire Board of Directors.

         The Board of Directors of the Bank held 12 meetings during the year ended December 31, 1998. The Bank currently has two standing loan committees, one for each of its market areas, which are responsible for underwriting and approving all loans in excess of $100,000. The current members of these loan committees are Robert N. Wilson, Jr., Patrick G. Blanchard, Larry DeMeyers, Samuel A. Fowler, Jr., Arthur J. Gay, Jr., J. Randal Hall, George O. Hughes, John W. Lee and James L. Lemley, M.D. During 1998, these loan committees met 31 times. The Bank's audit committee is currently comprised of Phillip G. Farr, Arthur J. Gay, Jr., Hugh L. Hamilton, Jr., George O. Hughes, George H. Inman, and James L. Lemley, M.D. The Bank's compensation committee, which is currently comprised of William G. Hatcher, Larry DeMeyers, Phillip G. Farr, George H. Inman, David W. Joesbury and Robert N. Wilson, Jr., recommends compensation levels for officers of the Bank and the Company as well as compensation guidelines for all employees. During 1998, the compensation committee met one time.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's directors, certain officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of copies of such reports, and any amendments thereto, furnished to the Company and representations that no other reports were required, during the fiscal year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and 10% holders were satisfied.

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Exchange Act, the Company has adopted a policy requiring all
Section 16 reporting persons to report monthly to a designated employee of the Company as to whether any transactions in the Company's common stock occurred during the previous month.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of March 31, 1999 with respect to ownership of the outstanding common stock of the Company by (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of the common stock of the Company, (ii) each director of the Company, and (iii) all executive officers and directors of the Company as a group:

                                                                                                    PERCENT OF
                                                             AMOUNT AND NATURE OF                   OUTSTANDING
NAME OF BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP(1)                     SHARES
------------------------                                   -----------------------                     ------
Patrick G. Blanchard..................................               5,556                                *
Larry DeMeyers........................................               5,000                                *
Phillip G. Farr(2)....................................              11,250                              1.2%
Samuel A. Fowler, Jr.(3)..............................              10,600                              1.1%
Arthur J. Gay, Jr. ...................................               4,000                                *
Joseph E. Gore........................................                 296                                *
Joseph D. Greene......................................              14,100                              1.5%
J. Randal Hall........................................               4,000                                *
Hugh L. Hamilton, Jr..................................              14,815                              1.6%
William G. Hatcher....................................              26,000                              2.8%
George O. Hughes(4)...................................              40,465                              4.3%
George H. Inman(5)....................................              13,912                              1.5%
David W. Joesbury, Sr.(6).............................              12,390                              1.3%
John W. Lee(7)........................................              37,004                              4.0%
James L. Lemley, M.D.(8)..............................              33,800                              3.6%
Julian W. Osbon(9)....................................              38,007                              4.1%
J. Harold Ward, Jr.(10)...............................               4,880                                *
Robert N. Wilson, Jr.(11).............................              13,220                              1.4%
Bennye M. Young (12)..................................              15,200                              1.6%
The Augusta Group(13).................................              51,058                              5.5%
The Prime Group, Inc.(14).............................              60,608                              6.4%
All directors and executive officers as a group (19
persons)..............................................             304,495                             32.7%

----------------------------
*       Represents less than 1%
(1) "Beneficial Ownership" includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power or both. All of the above listed persons and entities have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The ownership percentages are based upon 931,750 shares, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of 931,750 shares plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.

(2) Includes 200 shares owned by Mr. Farr's wife, with whom Mr. Farr shares voting and investment power with respect to such shares.
(3) Includes 100 shares owned by Mr. Fowler's wife, with whom Mr. Fowler shares voting and investment power with respect to such shares. Also includes 500 shares held by the Samuel A. Fowler, Jr., Attorney At Law, P.C., a professional corporation established and managed by Mr. Fowler.
(4) Includes 4,914 shares owned by Mr. Hughes' wife, with whom Mr. Hughes shares voting and investment power with respect to such shares. Also includes 5,946 shares held by G.O. Hughes Furniture Co., Inc., to which Mr. Hughes has sole voting and investment power. Mr. Hughes' address is 626 Beechwood Drive, Thomson, Georgia 30824.
(5) Does not include 40,846 shares presently owned by certain members of the Augusta Group (as defined below), as to which Mr. Inman disclaims beneficial ownership. Mr. Inman does not have or share voting and/or investment power with respect to these shares.
(6) Includes 2,100 shares owned by Mr. Joesbury's wife, with whom Mr. Joesbury shares voting and investment power with respect to such shares. Also includes 100 shares held by Joesbury as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(7) Does not include 40,846 shares presently owned by certain members of the Augusta Group, as to which Mr. Lee disclaims beneficial ownership. Mr. Lee does not have or share voting and/or investment power with respect to these shares.
(8) Includes 33,500 shares owned by the Patricia M. Lemley Trust (the "Trust"). James L. Lemley is a Co-Trustee of the Trust and shares voting and investment power with respect to these shares. James L. Lemley's brother, Robert K. Lemley, M.D., serves as the other Co-Trustee of the Trust. Accordingly, Robert K. Lemley may also be deemed to beneficially own the 33,500 shares held by the Trust. James L. Lemley's address is P.O. Box 1989, Thomson, Georgia 30824. Robert K.
        Lemley's address is 1286 Wolf Penn Drive, Thomson, Georgia 30824.
(9) Does not include 40,847 shares presently owned by certain members of the Augusta Group, as to which Mr. Osbon disclaims beneficial ownership. Mr. Osbon does not have or share voting and/or investment power with respect to these shares.
(10)    Includes 2,700 shares subject to presently exercisable options.
(11) Includes 2,770 shares held by A.G. Edwards & Sons, Inc., as IRA custodian for Mr. Wilson. Mr. Wilson has sole voting and investment power with respect to such shares. Also includes 1,200 shares held by Mr. Wilson as custodian for his children, for whom he exercises voting and investment power with respect to such shares.
(12)    Includes 1,700 shares held by Ms. Young as custodian for her children.
(13) The Augusta Group is comprised of Ray Brown, Arthur J. Gay, Jr., J. Randal Hall, George H. Inman, John W. Lee, A. Montague Miller and Julian
        W. Osbon. Shares held by the Augusta Group include 10,212 shares beneficially owned by George H. Inman; 10,211 shares beneficially owned by John W. Lee; 10,212 shares beneficially owned by Montague Miller; 10,211 shares beneficially owed by Julian W. Osbon; and 10,212 shares beneficially owned by RDB Family Limited Partnership, a limited partnership of which Ray Brown is a partner. Each of the foregoing individuals and entities disclaims beneficial ownership of the shares owned by any other member of the Augusta Group as such individuals do not have or share voting and/or investment power with respect to such shares. The business address of the Augusta Group is P.O. Box 1463, Augusta, Georgia 30903.
(14) Includes 16,000 shares subject to presently exercisable stock options. Share ownership is based on a Schedule 13G dated February 13, 1998 filed by the Prime Group, Inc. The business address of Prime Group, Inc. is 736 Jones Creek, Evans, Georgia 30809. The Company makes no representation as to the accuracy or completeness of the information reported.

                             EXECUTIVE COMPENSATION

        The following table sets forth information regarding all cash and noncash compensation paid to the Chief Executive Officer of the Company and the President and Chief Executive Officer of the Bank (the "Named Executive Officers") during the last three fiscal years. No other executive officer of the Bank or the Company received annual salary and bonus in excess of $100,000 during 1998.



                         SUMMARY COMPENSATION TABLE*
                         ---------------------------

                                          ANNUAL           LONG TERM
                                       COMPENSATION       COMPENSATION
                                       ------------       ------------

                                                           SECURITIES
     NAME AND                                               UNDERLYING      OTHER
  PRINCIPAL POSITION        YEAR      SALARY      BONUS      OPTIONS     COMPENSATION
  ------------------        ----      ------      -----      -------     ------------
Patrick G. Blanchard (1)    1998    $120,000        ---         ---         $2,928(2)
Chief Executive Officer     1997      29,000(3)     ---         ---            ---

Heyward Horton, Jr.(4)      1998    $120,000     $8,625         ---         $6,532(5)
Chief Executive Officer     1997     115,000      8,050       5,000          3,450(6)
                            1996     115,000        ---         ---          1,760(6)


-------------------------

*       All compensation was paid by the Bank.
(1) Mr. Blanchard was named Chief Executive Officer of the Company on October 8, 1997.
(2) Represents $630 in income recognized from payment of insurance premiums on behalf of Mr. Blanchard and $2,298 for Mr. Blanchard's automobile allowance.
(3)     For the period from October 8, 1997 through December 31, 1997.
(4) Mr. Horton served as President and Chief Executive Officer of the Bank from February 15, 1995 until January 8, 1999. Mr. Horton also served as Chief Executive Officer of the Company from the commencement of operations in February 1997 until October 8, 1997.
(5) Includes $4,144 which represents the Bank's matching contributions under the Bank's 401(k) plan, $1,440 in income recognized from payment of insurance premiums on Mr. Horton's behalf, and $948 for Mr. Horton's automobile allowance.
(6) Represents the Bank's matching contributions under the Bank's 401(k) plan.

EMPLOYMENT AGREEMENT

         The Company has entered into an employment agreement with Patrick G. Blanchard, pursuant to which Mr. Blanchard serves as President and Chief Executive Officer of the Company and Vice Chairman of the Bank. Mr. Blanchard's employment agreement is for a term of approximately three years. Beginning on February 28, 1998 and on the last day of February of each succeeding calendar year, the term of Mr. Blanchard's employment agreement will be automatically extended for three years, upon a determination by the Company and the Bank Boards that Mr. Blanchard's employment agreement should be extended.

         Mr. Blanchard's employment agreement provides Mr. Blanchard with an annual base salary of $120,000 per year. In addition, Mr. Blanchard's employment agreement provides an incentive bonus of $12,000 if the Bank meets specific performance goals. Stock options are also provided under Mr. Blanchard's employment agreement. Mr. Blanchard will be granted options to purchase a number of shares of common stock equal to 2.5% of the number of shares sold in the offering at an exercise price of $13.50 per option subject, however, to a vesting schedule based principally on certain performance criteria of the Bank. The vesting schedule is as follows: 25% upon the closing of the offering, 25% at the end of the calendar year when the Bank's average assets exceed $100 million, 25% at the end of the calendar year when the Bank's average assets exceed $150 million and 25% at the end of the calendar year when the Bank's average assets exceed $200 million. Each stock option expires on the tenth anniversary of the date of grant; provided, however, that in the event Mr. Blanchard's employment is terminated, Mr. Blanchard shall have 90 days to exercise those options which have vested pursuant to the vesting schedule previously described. Mr. Blanchard is also provided with an automobile as well as other customary fringe benefits, such as insurance coverage and vacation.

         Under Mr. Blanchard's employment agreement, in the event Mr. Blanchard's employment is terminated in connection with or within three years after any "change of control" (as defined in Mr. Blanchard's employment agreement) of the Company, other than for "cause" (as is also defined in Mr. Blanchard's employment agreement), Mr. Blanchard is entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the "in the money" portion of any unexercised stock options (defined as the excess, if any, of the fair market value of the common stock underlying Mr. Blanchard's stock options (if any) minus the option price) whether or not then exercisable, granted to Mr. Blanchard. Further, if Mr. Blanchard resigns within three years following a change in control of the Company (i) due to the reduction in the rate of his regular compensation to an amount below the rate of his regular compensation as in effect immediately prior to the change in control, or (ii) because he is required to relocate to a county other than Richmond (Augusta), Columbia or McDuffie County, Georgia, in which he was employed immediately prior to the change in control, or (iii) due to a reduction in his duties, title and/or responsibilities, as were previously set prior to the change in control, Mr. Blanchard will be entitled to receive either a lump sum cash amount or monthly cash payments equal to two times the annual compensation received by him for the preceding year prior to the change in control plus an amount representing the in the money portion of any unexercised stock options whether or not then exercisable, granted to Mr. Blanchard. If Mr. Blanchard resigns for no reason within three years following a change in control of the Company, Mr. Blanchard will be entitled to receive a lump sum cash amount equal to the annual compensation received by him for the preceding year prior to the change in control, plus the in the money portion of any unexercised stock options whether or not then exercisable. The proceeding change in control provisions remain in effect for three years and automatically renew for an additional three years on each anniversary thereof, unless Mr. Blanchard is otherwise notified to the contrary 30 days prior to such anniversary by the Company, in which case the provisions terminate two years from such anniversary.

         Mr. Blanchard's employment agreement further provides that Mr. Blanchard's employment with the Company will terminate upon death or disability, and is terminable for cause. If Mr. Blanchard's employment is terminated without cause, as liquidated damages and in lieu of all claims, Mr. Blanchard is entitled to a continuation of his base salary and insurance benefits for a period of one year, or until Mr. Blanchard is employed in a full-time position, whichever occurs first. Mr. Blanchard's employment agreement also contains non-compete and non-solicitation provisions, effective through the date of termination of employment and for a period of one year thereafter.

SEVERANCE AGREEMENTS

         J. Harold Ward, Jr., Senior Vice President and Chief Financial Officer of the Company and Joseph E. Gore, Executive Vice President and Senior Credit Officer of the Company, have each entered into a severance agreement with the Company containing terms substantially similar to the change of control provisions contained in Mr. Blanchard's employment agreement. Messrs. Ward and Gore, however, do not have employment agreements with the Company.

STOCK OPTION PLAN

         Prior to the consummation of the reorganization of the Bank into a holding company structure, on February 12, 1997, the Board of Directors of the Bank adopted the 1997 Stock Option Plan (the "Plan") for eligible directors, officers, and key employees of the Bank. On April 28, 1997, the shareholders of the Bank, at the Bank's Annual Meeting of Shareholders, duly approved and authorized the Plan. Pursuant to the plan of reorganization, the Company adopted the Plan and shares of Bank common stock reserved for issuance under the Plan became shares of Company common stock. The Plan provides for the grant of both incentive and nonqualified stock options. The purpose of the Plan is to encourage and enable participating directors, officers and key employees to remain in the employ of, and to give a greater effort on behalf of, the Company and the Bank. The shares of Company common stock available for issuance under the Plan may, at the election of the Company Board of Directors, be either treasury shares or shares originally issued for such purpose. The maximum number of shares which shall be reserved and made available for sale under the Plan is 100,000. Any shares subject to an option which for any reason expires or is terminated may again be subject to an option under the Plan. Under the Plan, options may be granted only to directors, officers, key employees and consultants or advisors of the Company and the Bank who are in a position to contribute significantly to the effective management and operation of the Company and the Bank. Only officers and employees of the Company and the Bank, however, are eligible to receive incentive stock options under the Plan. The Plan is administered by the Board of Directors of the Company or by a committee comprised of no fewer than two members appointed by the Board of Directors from among its members (the "Committee"). Members of the Committee are required to be "Non-Employee Directors" as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the provisions of the Plan, and with the exception of certain nonqualified options granted to Non-Employee Directors, the Board of Directors or the Committee has the authority to determine the individuals to whom options shall be granted and to determine exercise prices, vesting requirements, the term of and the number of shares covered by each option.

         No stock options were granted to the Named Executive Officers during the year ended December 31, 1998. The following table provides certain information concerning the value of stock options held by the Named Executive Officers as of December 31, 1998:


                             FISCAL YEAR END OPTION VALUES

                                  NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                       UNDERLYING                 IN-THE-MONEY
                                   UNEXERCISED OPTIONS              OPTIONS
                                     AS OF 12/31/98              AS OF 12/31/98
                                      EXERCISABLE/                EXERCISABLE/
                NAME                 UNEXERCISABLE              UNEXERCISABLE(1)
         ------------------          -------------              ---------------
         Heyward Horton, Jr.          2,000/3,000               $2,800/$4,200

         ------------------

         (1) Dollar values calculated by determining the difference between the estimated fair market value of the Company's common stock at December 31, 1998 ($13.50) and the exercise price of such options. Because no organized trading market exists for the common stock of the Company, the fair market value was determined by reference to the book value of the common stock as of December 31, 1998.

COMPENSATION OF DIRECTORS

         During fiscal 1998, directors of the Bank received director's fees of $200 per regular Board meeting attended and $25 per committee meeting attended. Directors of the Company currently do not receive any compensation for services provided to the Company.

                              CERTAIN TRANSACTIONS

         The Bank extends loans from time to time to certain of the Company's directors, their associates and members of the immediate families of the directors and executive officers of the Company. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.


                         INDEPENDENT PUBLIC ACCOUNTANTS

          Representatives of Cherry, Bekaert & Holland, L.L.P., the Company's independent public accountants, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


            ANNUAL REPORT TO SHAREHOLDERS AND REPORTS ON FORM 10-KSB

         Additional information concerning the Company, including financial statements of the Company, is provided in the Company's 1998 Annual Report to Shareholders that accompanies this proxy statement.

The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request therefor to Mr. J. Harold Ward, Jr., at the offices of the Company, P.O. Box 1560, Thomson, Georgia 30824. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company's expenses in furnishing such documents.


                              SHAREHOLDER PROPOSALS

         The deadline for submission of shareholder proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in the Company's proxy statement for the 2000 Annual Meeting of Shareholders is December 27, 1999. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2000 Annual Meeting of Shareholders (but not required to be included in the Company's proxy statement) by March 12, 2000, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.



                                    By Order of The Board of Directors,

                                    /s/ J. Harold Ward, Jr.

                                    J. Harold Ward, Jr.
                                    Secretary

Thomson, Georgia
April 26, 1999

                       GEORGIA-CAROLINA BANCSHARES, INC.
                                REVOCABLE PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GEORGIA-CAROLINA BANCSHARES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS.

The undersigned hereby appoints Phillip G. Farr, Samuel A. Fowler, Jr. and David
W. Joesbury, Sr., or any of them, with power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Georgia-Carolina Bancshares, Inc., $.001 par value per share (the "Common Stock") which the undersigned would be entitled to vote if personally present at the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of Georgia-Carolina Bancshares, Inc. (the "Company") to be held on Wednesday, May 12, 1999 at 4:30 p.m. at the Company's main office, 110 East Hill Street, Thomson, Georgia, or at any adjournments or postponements thereof upon the following:
1. To elect the following five directors for a term of three years and until their successors are elected and qualified:

   Larry DeMeyers, J. Randal Hall, George O. Hughes, George H. Inman, Julian W. Osbon

   [ ] FOR          [ ] WITHHOLD          [ ] FOR ALL EXCEPT

   INSTRUCTIONS:To withhold authority to vote for any individual nominee, mark
                "FOR ALL EXCEPT" and mark through that nominee's name.
2. To elect the following director for a term of one year and until her successor is elected and qualified:

   Bennye M. Young

   [ ] FOR          [ ] WITHHOLD
3. To conduct such other business as may lawfully come before the Annual Meeting or any adjournments or postponements thereof.

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE NOMINEES AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED HEREIN AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                                  Please date and sign this
                                                  Proxy exactly as name(s)
                                                  appears on the mailing label.

                                                  ------------------------------
                                                  Stockholder sign above

                                                  ------------------------------
                                                  Co-holder (if any) sign above

                                                  Print Name(s):

    ----------------------------------------------------------------------------

                                                  NOTE: When signing as an
                                                  attorney, trustee, executor,
                                                  administrator or guardian,
                                                  please give your title as
                                                  such. If a corporation or
                                                  partnership, give full name by
                                                  authorized officer. In the
                                                  case of joint tenants, each
                                                  joint owner must sign.

I plan to attend the Annual Meeting.     Yes
------------ No
------------                                                              Dated:
---------------------------------